Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-133439 and 333-138744 on Form S-3 and Registration Statement No. 333-91120 on Form S-8 of our report dated March 6, 2007, relating to the financial statements of MarkWest Energy Partners, L.P. and subsidiaries (which report expresses an unqualified opinion), and of our report on internal control over financial reporting dated March 6, 2007 (which report expresses an adverse opinion on the effectiveness of the Partnership’s internal control over financing reporting because of a material weakness) appearing in this Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 6, 2007